The New York Stock Exchange (Exchange) hereby notifies the Securities and Exchange Commission (SEC) of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 12, 2015, pursuant to the provisions of Rule 12d2-2(a). [ X ] 17 CFR 240.12d2-2(a)(3). On October 1, 2015 the instruments representing the securities comprising the entire class of these securities came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Exchange has been notified by the issuer of the stated securities that on October 1, 2015, the businesses formerly conducted by Entergy Louisiana, LLC (Old Entergy Louisiana) and Entergy Gulf States Louisiana, LLC (Old Entergy Gulf States Louisiana) were combined into a single public utility (Business Combination). In order to effect the Business Combination, under the Texas Business Organizations Code (TXBOC), Old Entergy Louisiana allocated substantially all of its assets to a new subsidiary, Entergy Louisiana Power, LLC, a Texas limited liability company (New Entergy Louisiana), and New Entergy Louisiana assumed the liabilities of Old Entergy Louisiana, in a transaction regarded as a merger under the TXBOC. Under the TXBOC, Old Entergy Gulf States Louisiana allocated substantially all of its assets to a new subsidiary (New Entergy Gulf States Louisiana) and New Entergy Gulf States Louisiana assumed the liabilities of Old Entergy Gulf States Louisiana, in a transaction regarded as a merger under the TXBOC. Old Entergy Louisiana and Old Entergy Gulf States Louisiana remained in existence and contributed the membership interests in New Entergy Louisiana and New Entergy Gulf States Louisiana to an affiliate, Entergy Utility Holding Company, LLC, the common membership interests of which are owned by Old Entergy Louisiana, Old Entergy Gulf States Louisiana and Entergy Corporation. New Entergy Gulf States Louisiana then merged into New Entergy Louisiana with New Entergy Louisiana surviving the merger. Thereupon, Old Entergy Louisiana changed its name from ‘Entergy Louisiana, LLC’ to ‘EL Investment Company, LLC’ and New Entergy Louisiana changed its name from ‘Entergy Louisiana Power, LLC’ to ‘Entergy Louisiana, LLC’. With the completion of the Business Combination, New Entergy Louisiana holds substantially all of the assets, and has assumed the liabilities, of Old Entergy Louisiana and Old Entergy Gulf States Louisiana. The Business Combination constituted a ‘succession’ pursuant to Rule 12g-3(a) and 15d-5(a) under the Securities Exchange Act of 1934, as amended (Exchange Act) in which New Entergy Louisiana became the successor of Old Entergy Louisiana. This Form 25 is only for the removal from listing on the Exchange by Old Entergy Louisiana of the First Mortgage Bonds, 6.0% Series due March 2040, First Mortgage Bonds, 5.875% Series due June 2041, First Mortgage Bonds, 5.25% Series due July 2052 and First Mortgage Bonds, 4.70% Series due June 2063 and not a termination of the listing on the Exchange by New Entergy Louisiana, as successor to Old Entergy Louisiana, of the First Mortgage Bonds, 6.0% Series due March 2040, First Mortgage Bonds, 5.875% Series due June 2041, First Mortgage Bonds, 5.25% Series due July 2052 and First Mortgage Bonds, 4.70% Series due June 2063 of New Entergy Louisiana or a termination of registration of the stated securities by New Entergy Louisiana, as successor to Old Entergy Louisiana, under Section 12(b) of the Exchange Act.